Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288324

PROSPECTUS

REDHILL BIOPHARMA LTD.
                5,596,490 AMERICAN DEPOSITARY SHARES REPRESENTING 55,964,900,000 ORDINARY SHARES
This prospectus relates to resale from time to time by the selling shareholder identified in this prospectus (the “Selling Shareholder”), of up to 5,596,490 American Depositary Shares (“ADSs”), each ADS representing ten thousand (10,000) ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), or 55,964,900,000 ordinary shares in the aggregate, that may be issued by us to Alumni Capital LP (“Alumni” or the “Selling Shareholder”) pursuant to that certain Any Market Purchase Agreement, dated as of June 20, 2025, by and between us and Alumni (the “Any Market Purchase Agreement”), establishing a committed equity line of credit. Such ADSs include (i) up to 5,263,157 ADSs (the “AMPA ADSs”) that may be issued by the Company in connection with an equity line of credit, from time to time after the date of this prospectus, upon the terms and subject to the conditions in the Any Market Purchase Agreement, which may include up to 5,263,157 ADSs (the “Prefunded Warrant ADSs”) issuable to the Selling Shareholder upon exercise of prefunded warrants (the “Prefunded Warrants” and together with the AMPA ADSs and Prefunded Warrant ADSs, the “Purchase Notice Securities”) to purchase Ordinary Shares represented by ADSs that may be issued in lieu of ADSs,  and (ii) up to 333,333 ADSs (the “Commitment Warrant ADSs”, and together with the AMPA ADSs and the Prefunded Warrant ADSs, the “Offered ADSs”) issuable to Alumni upon the exercise of that certain unregistered commitment warrant (the “Commitment Warrant”) to purchase Ordinary Shares represented by ADSs issued to Alumni as consideration for Alumni’s execution, delivery, and performance of the Any Market Purchase Agreement.
Under the Any Market Purchase Agreement, the Company has the right, but not the obligation, from time to time, at the Company’s discretion subject to the terms of the Any Market Purchase Agreement, to issue and sell to Alumni, and Alumni is obligated to purchase, ADSs for an aggregate purchase price of up to USD $10 million (the “Commitment Amount”), which would represent 5,263,157 ADSs based on the closing price of the ADSs on the Nasdaq Capital Market, LLC, or Nasdaq, on June 20, 2025, of USD $1.90 per ADS. The ADSs will be issued and sold to Alumni at a per ADS price equal to, at the election of the Company as specified in the relevant written notice from the Company to Alumni (the “Purchase Notice”), subject to the terms of the Any Market Purchase Agreement: (i) with respect the sales pursuant to the first Purchase Notice (the “Initial Purchase Notice”), which may be for a purchase price of up to USD $1,000,000, the lowest daily volume weighted average price (“VWAP”) of the ADSs during the five (5) consecutive business days immediately prior to the date of the Purchase Notice (each such date, a “Purchase Notice Date”) with respect to a Purchase Notice, multiplied by eighty-two (82%) (the “Initial Purchase Price”), (ii) the lowest daily VWAP of the ADSs during the five (5) consecutive business days immediately prior to the Purchase Notice Date with respect to a Purchase Notice (a “Regular Purchase Notice”), as determined by Alumni, multiplied by ninety percent (90%) (the “Regular Purchase Price”) or (iii) the lowest traded price of the ADSs on the Purchase Notice Date with respect to a Purchase Notice, as determined by Alumni, multiplied by ninety six percent (96%) (the “Forward Purchase Price”).

We are registering herein 5,263,157 AMPA ADSs, which would represent an aggregate purchase price of approximately USD $10 million based on the closing price of the ADSs on the Nasdaq Capital Market, LLC, or Nasdaq, on June 20, 2025, of USD $1.90 per ADS. The purchase price in each Purchase Notice will fluctuate based on the market price of the ADSs, and the Any Market Purchase Agreement does not provide a floor price. Accordingly, it is not possible at this stage to predict the number of ADSs that may ultimately be sold pursuant to the Any Market Purchase Agreement. Pursuant to the Any Market Purchase Agreement, in the event that we sell all of the AMPA ADSs registered herein, we will have to file one or more new registration statements to register resale of the additional ADSs, and such additional new registration statements shall be effective before we can obligate Alumni to purchase additional ADSs pursuant to the Any Market Purchase Agreement.
In addition, we may not affect any sales under the Any Market Purchase Agreement  and Alumni shall not have any obligation to purchase ADSs under the Any Market Purchase Agreement  (i) if those ADSs, when aggregated with all other ADSs then held or beneficially owned by the Selling Shareholder and its affiliates, would result in the Selling Shareholder and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% of the number of ADSs outstanding immediately after the issuance of Purchase Notice Securities issuable pursuant to a Purchase Notice, or (ii) where the issuance of such ADSs, when aggregated with all other ADSs and Ordinary Shares then held or beneficially owned by the Selling Shareholder and its affiliates, would result in the Selling Shareholder and its affiliates holding having beneficial ownership, at any single point in time, of more than 4.99% of the Company’s issued share capital or voting rights in it (unless and until the Company obtains the approval of its shareholders for the issuance of ADSs in excess of such amount), in either case subject to the option to issue Prefunded Warrants in lieu of AMPA ADSs with respect to the sales pursuant to the Initial Purchase Notice or any Regular Purchase Notice.
Due to the reasons above, we may not have access to the right to sell the full USD $10 million of ADSs under the Any Market Purchase Agreement to the Selling Shareholder. Please see “Selling Shareholder—Material Relationships with Selling Shareholder—Equity Line of Credit” for more information regarding the Any Market Purchase Agreement.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Offered ADSs by the Selling Shareholder. We will receive the exercise price of any Commitment Warrant or Prefunded Warrants exercised by the Selling Shareholder for cash. Any proceeds received by us from the exercise of the Commitment Warrant or Prefunded Warrants will be used for general corporate purposes. See “Plan of Distribution” for a description of the Any Market Purchase Agreement and “Selling Shareholder” for additional information regarding the Selling Shareholder.

The Selling Shareholder is identified in the table commencing on page 19. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our ADSs by the Selling Shareholder and any discounts, commissions, or concessions received by the Selling Shareholder are deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholder will pay or assume any discounts, commissions or concessions received by them except as set forth in the Any Market Purchase Agreement The Selling Shareholder may offer, sell or distribute all or a portion of the Offered ADSs hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these Offered ADSs, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the Selling Shareholder. Although the Selling Shareholder is obligated to purchase our AMPA ADSs under the terms of the Any Market Purchase Agreement to the extent we choose to sell such AMPA ADSs to it (subject to certain conditions), there can be no assurances that the Selling Shareholder will sell any or all of the AMPA ADSs purchased under the Any Market Purchase Agreement, the Commitment Warrant ADSs or the Prefunded Warrant ADSs.

This prospectus describes the general manner in which the Offered ADSs may be offered and sold by the Selling Shareholder. If necessary, the specific manner in which the Offered ADSs may be offered and sold will be described in a supplement to this prospectus. Any such prospectus supplement may also add, update or change information in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement carefully before you invest. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.
The ADSs are listed on The Nasdaq Capital Market under the symbol “RDHL.” On July 1, 2025, the last reported sales price of the ADSs was $2.02 per ADS.

We are a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer.”
Investing in the ADSs involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 9 and the “Risk Factors” in “Item 3: Key Information - Risk Factors” of our most recent Annual Report on Form 20-F and under similar headings in other documents incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 2, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”
The Selling Shareholder named in this prospectus may resell, from time to time, in one or more offerings, the Offered ADSs. Information about the selling shareholder may change over time.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not, and the Selling Shareholder has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

For investors outside the United States: We have not done anything that would permit the sale of our securities in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, all references to “RedHill,” “we,” “us,” “our,” the “Company” and similar designations refer to RedHill Biopharma Ltd. and its wholly owned subsidiary, RedHill Biopharma Inc. The term “including” means “including but not limited to,” whether or not explicitly so stated. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “USD $,” “$” or “U.S.” refer to U.S. dollars, the lawful currency of the United States of America. Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than U.S. dollars are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.
Unless otherwise indicated or the context requires, the term “therapeutic candidates” refers to investigational drug products that are still in development and have not been approved by the United States Food and Drug Administration (“FDA”) or other relevant regulatory authority and the term “commercial products” means products approved by the FDA that we commercialize or promote from time to time.
Effective August 20, 2024, we effected a ratio change of the ADSs to our Ordinary Shares from the previous ratio of one (1) ADS representing four hundred (400) Ordinary Shares to a new ratio of one (1) ADS representing ten thousand (10,000) Ordinary Shares. The ratio change had the same effect as a one-for-twenty-five reverse ADS split. Unless otherwise indicated, ADSs and per ADS amounts in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.
MARKET AND INDUSTRY DATA

This prospectus includes or incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms, including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. In addition, this prospectus, our Annual Report on Form 20-F for the year ended December 31, 2024, and documents incorporated by reference into this prospectus contain information obtained from independent industry and other sources that we may not have independently validated. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:
•	the going concern reference in our financial statements and our ability to obtain additional financing or successfully conclude a strategic business transaction;

•	our ability to regain and maintain compliance with the listing standards of Nasdaq;

•	our ability to close strategic business transactions;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	our ability to obtain additional financing;

•	the commercialization and market acceptance of Talicia® and any future commercial products;

•	our ability to generate sufficient revenues from Talicia® and any future commercial products, including obtaining commercial insurance and government reimbursement;

•
our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, and to complete the development of such therapeutic candidates and obtain approval for marketing by the FDA or other regulatory authorities;

•
our reliance on third parties to satisfactorily conduct key portions of our commercial operations, including manufacturing and other supply chain functions, market analysis services, safety monitoring, regulatory reporting and sales data analysis and the risk that those third parties may not perform such functions satisfactorily;

•	our ability to maintain an appropriate sales and marketing infrastructure;

•	our ability to establish and maintain corporate collaborations;

•
that Talicia® or commercial products that we may commercialize or promote in the future may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for those products;

•	our exposure to significant drug product liability claims;

•	the initiation and completion of any postmarketing studies or trials;

•	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;

•	our estimates of the markets, their size, characteristics and their potential for Talicia® and any future commercial products and therapeutic candidates and our ability to serve those markets;

•	the successful commercialization of products we in-license or acquire;

•	our inability to enforce claims relating to a breach of a representation and warranty by a counterparty;

•	the hiring and continued employment of executives, sales personnel, and contractors;

•	our receipt and timing of regulatory clarity and approvals for Talicia® and any future commercial products and therapeutic candidates, and the timing of other regulatory filings and approvals;

•
the initiation, timing, progress, and results of our research, development, manufacturing, preclinical studies, clinical trials, and other commercial efforts and therapeutic candidate development, as well as the extent and number of additional studies that we may be required to conduct;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our ability to develop or obtain approval for RHB-104/RHB-204 in Crohn’s may be adversely impacted if a validated lab test for MAP will not become available;

•	our reliance on third parties to conduct key portions of our clinical trials, including data management services and the risk that those third parties may not perform such functions satisfactorily;

•
our reliance on third parties to manufacture and supply our therapeutic candidates and their respective active pharmaceutical ingredients with the requisite quality and manufacturing standards in sufficient quantities and within the required timeframes and at an acceptable cost;

•	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates;

•
the interpretation of the properties and characteristics of Talicia® and any future commercial products or therapeutic candidates and of the results obtained in research, preclinical studies or clinical trials;

•	the implementation of our business model, strategic plans for our business, commercial products, and therapeutic candidates;

•	the impact of other companies and technologies that compete with us within our industry;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering Talicia® and any future commercial products and therapeutic candidates, including from existing or future claims of infringement, and our ability to operate our business without infringing or violating the intellectual property rights of others;

•	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;

•
the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;

•	our reliance on the actions of third parties, including sublicensors and their other sublicensees, to maintain our rights under our in-licenses which are sublicenses;

•	the effect of a potential occurrence of patients suffering serious adverse events using investigative drugs under our Expanded Access Program;

•	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats;

•	the impact on our business of the political and security situation in Israel, the U.S. and other places in which we operate; and

•	other factors discussed in other factors disclosed in this prospectus and in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024.
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Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. No forward-looking statement is a guarantee of future performance. You should read this prospectus, the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 and in any document incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a specialty biopharmaceutical company, primarily focused on GI, infectious diseases and oncology. Our primary goal is to become a leading specialty biopharmaceutical company.
We are currently focused primarily on the advancement of our development pipeline of clinical-stage therapeutic candidates. We also commercialize in the U.S. our GI-related product, Talicia® (omeprazole, amoxicillin, and rifabutin), and continue to explore our strategic plans for other potential products and activities.
Among our therapeutic candidates, we are exploring opaganib as a potential treatment for various conditions, including GI-ARS, viral infections such as COVID-19, Ebola virus disease and additional viruses as part of pandemic preparedness, several cancers and diabetes and obesity-related disorders. Furthermore, we are investigating RHB-107 (upamostat) as a potential treatment for COVID-19 and other viruses as part of pandemic preparedness, including the Ebola virus.
Our current pipeline consists of five therapeutic candidates, part of which are in late stage clinical development. We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product and corporate strategy and that have the potential to exhibit a favorable probability of therapeutic and commercial success. We have one product, Talicia®, that we primarily developed internally which has been approved for marketing and, to date, none of our other therapeutic candidates has generated revenues. We have out-licensed our commercial product, Talicia®, for specific territories outside the U.S., and one of our therapeutic candidates, RHB-102, worldwide (except for the U.S., Canada, and Mexico). Furthermore,  we plan to commercialize our therapeutic candidates, upon approval, if any, through licensing and other commercialization arrangements with pharmaceutical companies on a global and territorial basis or independently with a dedicated commercial operation or in potential partnership with other commercial-stage companies. We also evaluate, on a case-by-case basis, co-development, co-promotion, licensing, acquisitions and similar arrangements.
Recent Events
Equity Line of Credit
On June 20, 2025, the Company entered into the Any Market Purchase Agreement with the Selling Shareholder establishing a USD $10 million equity line of credit. Pursuant to the Any Market Purchase Agreement, the Company has the right, but not the obligation, to issue, from time to time, at the Company’s discretion, to the Selling Shareholder, and the Selling Shareholder is obligated to purchase, ADSs for an aggregate purchase price of up to USD $10 million (the “Commitment Amount”) at the Company’s request and subject to the terms of the Any Market Purchase Agreement, any time during the period commencing on June 20, 2025, and ending on the earlier (i) the date on which the ADSs cease trading on  the  NYSE,  the  NYSE  American,  The  Nasdaq  Capital Market,  The  Nasdaq  Global  Market,  or  The  Nasdaq  Global  Select  Market  (or  any nationally recognized successor to any of the foregoing (an “Eligible Market), (ii) the date on which the Investor shall have purchased Purchase Notice Securities for an aggregate purchase price equal to the Commitment Amount, or (iii) 5:00 p.m. Eastern Time on June 30, 2026.

In consideration for the Selling Shareholder’s execution and delivery of the Any Market Purchase Agreement, on June 20, 2025, we issued to the Selling Shareholder the Commitment Warrant valid for a term of five years, entitling the Selling Shareholder to purchase up to 333,333 Commitment Warrant ADSs at $3.00 per ADS, subject to adjustments therein. In addition, we agreed to pay $20,000 representing legal fees of Alumni, which shall be deducted from the proceeds of the sales made pursuant to the Any Market Purchase Agreement.
Specifically, the Initial Purchase Notice may be up to USD $1,000,000 at the purchase price equal to Initial Purchase Price. From and after the closing of the purchase and sale of the Purchase Notice Securities pursuant to the Initial Purchase Notice, we may, at our discretion, direct the Selling Shareholder to purchase (A) the number of ADSs having an aggregate purchase price equal to the lesser of $500,000 or sixty percent (60%) of the average daily trading volume of the ADSs on the Principal Market over the most recent five business days prior to the respective Purchase Notice Date, unless waived upon mutual discretion between us and the Selling Shareholder, up to an amount no greater than an aggregate purchase price equal to $3,000,000, at the Regular Purchase Price, or (B) the number of ADSs having an aggregate purchase price equal to the lesser of $500,000 or thirty percent (30%) of the trading volume of the ADSs on the Principal Market beginning at 4:00 a.m. New York time on the Purchase Notice Date and ending at the time on the Purchase Notice Date that the Purchase Notice has been received by email by Alumni, at the Forward Purchase Price. Subject to the terms of the Any Market Purchase Agreement, we may deliver up to two Purchase Notices with the Forward Purchase Price on any given business day.
The Company cannot issue any AMPA ADSs to the Selling Shareholder until the date that the registration statement to which this prospectus relates is declared effective by the SEC and a final prospectus in connection therewith is filed and all of the other conditions set forth in the Any Market Purchase Agreement are satisfied.
The Any Market Purchase Agreement also prohibits us from directing the Selling Shareholder to purchase any ADSs (i) if  those ADSs, when aggregated with all other ADSs then held or beneficially owned by the Selling Shareholder and its affiliates, would result in the Selling Shareholder and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% of the number of ADSs outstanding immediately after the issuance of Purchase Notice Securities issuable pursuant to a Purchase Notice, or (ii) where the issuance of such ADSs, when aggregated with all other ADSs and Ordinary Shares then held or beneficially owned by the Selling Shareholder and its affiliates, would result in the Selling Shareholder and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% of the Company’s issued share capital or voting rights in it (unless and until the Company obtains the approval of its shareholders for the issuance of ADSs in excess of such amount), in either case subject to the option to issue Prefunded Warrants in lieu of AMPA ADSs with respect to the sales pursuant to the Initial Purchase Notice or any Regular Purchase Notice.
The Any Market Purchase Agreement will automatically terminate on the earlier of (i) the date on which the ADSs cease trading on an Eligible Market, (ii) the date on which the Investor shall have purchased Purchase Notice Securities for an aggregate purchase price equal to the Commitment Amount, or (iii) 5:00 p.m. Eastern Time on June 30, 2026. The Any Market Purchase Agreement does not include any of the following: (i) limitations on the Company’s use of amounts it receives as the purchase price for the ADSs sold to the Selling Shareholder; (ii) financial or business covenants; (iii) restrictions on future financings; (iv) rights of first refusal; or (v) participation rights or penalties.
The Any Market Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the Any Market Purchase Agreement, the Company also agreed to file the registration statement to which this prospectus relates with the SEC, covering the resale of the ADSs issued or sold to the Selling Shareholder under the Any Market Purchase Agreement under the Securities Act. The Selling Shareholder has agreed that neither it nor any of its affiliates will engage in any short-selling or hedging of the ADSs during the term of the Any Market Purchase Agreement.
The description of the Any Market Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Any Market Purchase Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.
Nasdaq Minimum Stockholders’ Equity Requirement
On April 15, 2025, we received a written notification (the “Notification Letter”) from the Listing Qualifications Department of Nasdaq Stock Market LLC (“Nasdaq”), notifying us that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Rule”).

The Minimum Stockholders’ Equity requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders' equity for continued listing. However, based on our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed on April 10, 2025, we reported a stockholders’ deficit of $4,683,000, and we do not meet the alternatives of market value of listed securities or net income from continuing operations. We are thus non-compliant with the Minimum Stockholders’ Equity Rule.
The Notification Letter has no immediate effect on our listing on The Nasdaq Capital Market at this time, nor are our business operations affected by receipt of the Notification Letter. In accordance with the Nasdaq Listing Rules, we submitted to Nasdaq a plan to regain compliance. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from receipt of the Notification Letter to evidence compliance.
We are looking into various options available to regain compliance and maintain our continued listing on The Nasdaq Capital Market. There can be no assurance that our plan will be accepted or we will be able to regain compliance with the Minimum Stockholders’ Equity.
Kukbo Litigation
On September 2, 2022, we filed a lawsuit against Kukbo in the Supreme Court of the State of New York, County of New York, Commercial Division, as a result of Kukbo’s default in delivering to us $5.0 million under a subscription agreement, dated October 25, 2021 (the “Subscription Agreement”), in exchange for the ADSs we were to issue to Kukbo, and in delivering to us the $1.5 million due under the Exclusive License Agreement. Kukbo thereafter filed counterclaims with various allegations such as breach of contract, misrepresentation, and the breach of the duty of good faith and fair dealing. On November 20, 2023, we entered into a Contingency Fee Agreement with our legal firm, Haynes and Boone, LLP (“H&B”), under which certain legal costs related to the Kukbo litigation will be assumed by H&B. On December 2, 2024, we were awarded a judgment of approximately $8 million, including $6.5 million in principal and approximately $1.5 million in accrued interest, plus costs, in a summary judgment by the Supreme Court of the State of New York, New York County in our legal proceedings against Kukbo. The Court dismissed the entirety of Kukbo’s counterclaims in the case. Kukbo filed a notice of appeal and perfected its appeal on June 4, 2025.  We intend to file our response to Kukbo’s appeal on or before August 6, 2025.  The appeal is currently set for hearing in the Supreme Court of the State of New York, Appellate Division, First Judicial Department’s September 2025 term.  We intend to vigorously pursue the recovery of attorneys’ fees and the collection of the judgment.
License Agreement with Hyloris Pharmaceuticals
In February 2025, we entered into an exclusive worldwide development and commercialization licensing agreement, excluding North America, with Hyloris Pharmaceuticals SA ("Hyloris") for RHB-102 (Bekinda®). Under the terms of the agreement, Hyloris will pay us an upfront payment, in addition to up to $60 million in potential milestone payments, contingent upon achieving specified commercial targets, plus up to mid-20s percent royalties on revenues, subject to certain cost recoupments, with minimum annual payments to us, in return for exclusive rights to RHB-102 across all indications and territories outside the United States, Canada, and Mexico. We intend to continue the development for FDA approval in the U.S, if granted, for RHB-102. Hyloris will be responsible for all development, regulatory, and commercialization activities related to RHB-102 in its territories across all indications including acute gastroenteritis and gastritis, IBS-D, and oncology support.
ATM Program with H.C. Wainwright & Co., LLC
On February 3, 2025, we entered into a sales agreement (the “Wainwright Sales Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”), for the sale of ADSs, pursuant to which we are able to offer and sell, from time to time, ADSs through our ATM program, with Wainwright acting as our agent. Under the prospectus supplement relating to the ATM program and the accompanying base prospectus, we are permitted to sell ADSs having an aggregate offering price of up to $3,464,000 from time to time through Wainwright, acting as our agent, in accordance with the Wainwright Sales Agreement.  To date, we have sold 890,001 ADSs at a weighted average offering price of $3.85 per ADS for aggregate net proceeds of approximately $3.3 million pursuant to the Wainwright Sales Agreement and related prospectus supplement and accompanying base prospectus.
Implications of Being a Foreign Private Issuer
We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are applicable to “foreign private issuers,” and under those requirements we file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we often report our financial results on a quarterly basis, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies.
Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company.
Corporate Information

We were incorporated as a limited liability company under the laws of the State of Israel on August 3, 2009. Our principal executive offices are located at 21 Ha’arba’a Street, Tel-Aviv, Israel and our telephone number is +972 (3) 541-3131.
The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our website address is http://www.redhillbio.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. Our registered agent in the U.S. is Redhill  Biopharma Inc., and the address is 8311 Brier Creek Parkway, Suite 105-161, Raleigh, NC  27617, U.S.A.

THE OFFERING

Ordinary Shares Currently Outstanding(1)	22,953,451,000

ADSs Offered by the Selling Shareholder
Up to 5,596,490 ADSs representing 55,964,900,000 ordinary shares, comprised of (i) 5,263,157 ADSs that may be issued as AMPA ADSs or Prefunded Warrant ADSs, which would represent an aggregate purchase price of approximately USD $10 million  based on the closing price of the ADSs on the Nasdaq Capital Market, LLC, or Nasdaq, on June 20, 2025, of USD $1.90 per ADS, and (ii) up to 333,333 Commitment Warrant ADSs. The selling shareholder is identified in the table commencing on page 19.

Use of Proceeds
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Offered ADSs by the Selling Shareholder. We will receive the exercise price of any Commitment Warrant or Prefunded Warrants exercised by the Selling Shareholder for cash. Any proceeds received by us from the exercise of the Commitment Warrant or Prefunded Warrants will be used for general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds”.

Risk Factors
Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page 9 and other information included and incorporated by reference in this prospectus fora discussion of factors that you should carefully considerbefore deciding to invest in our securities.

Nasdaq Listing	The ADSs are listed on The Nasdaq Capital Market under the symbol “RDHL.”

(1) ) The number of ordinary shares outstanding is based on 22,953,451,000 Ordinary Shares as of June 24, 2025. As of June 24, 2025, we had outstanding (i) 25,380,000 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 2,538 ADSs at a weighted average exercise price of $6,305.93 per ADS), (ii)  8,082,160,000 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.002 per share (equivalent to  808,216 ADSs at a weighted average exercise price of $19.78 per ADS), (iii) 123,322 outstanding Restricted Share Units (“RSUs”), each RSU representing one ADS.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our securities. The risks and uncertainties described below or incorporated by reference in this prospectus are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our Ordinary Shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering
It is not possible to predict the actual number of shares we will sell under the Any Market Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On June 20, 2025, we entered into the Any Market Purchase Agreement with the Selling Shareholder, pursuant to which the Selling Shareholder has committed to purchase ADSs for an aggregate purchase price of up to USD $10 million, subject to certain limitations and conditions set forth in the Any Market Purchase Agreement. The ADS that may be issued under the Any Market Purchase Agreement may be sold by us to the Selling Shareholder at our discretion from time to time following the Commencement Date.

We generally have the right to control the timing and amount of any sales of our ADSs to the Selling Shareholder under the Any Market Purchase Agreement. Sales of our ADSs, if any, to the Selling Shareholder under the Any Market Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to the Selling Shareholder all, some or none of the ADSs that may be available for us to sell to the Selling Shareholder pursuant to the Any Market Purchase Agreement.

Because the purchase price per ADS to be paid by the Selling Shareholder for the ADSs that we may elect to sell to the Selling Shareholder under the Any Market Purchase Agreement, if any, will fluctuate based on the market prices of our ADSs during the applicable pricing period for each purchase made pursuant to the Any Market Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ADSs that we will sell to the Selling Shareholder under the Any Market Purchase Agreement, the purchase price per ADS that the Selling Shareholder will pay for ADSs purchased from us under the Any Market Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Shareholder under the Any Market Purchase Agreement, if any.

Limitations in the Any Market Purchase Agreement, including a beneficial ownership limitation for the Selling Shareholder, and our ability to meet the conditions necessary to register resale of the ADSs to be sold under the Any Market Purchase Agreement, deliver a purchase notice, could prevent us from being able to raise funds up to the Commitment Amount.

Moreover, although the Any Market Purchase Agreement provides that we may sell ADSs for an aggregate purchase price of up to an aggregate of USD $10 million to the Selling Shareholder, only 5,263,157 AMPA ADSs are being registered for resale by the Selling Shareholder under the registration statement that includes this prospectus, consisting of the AMPA ADSs that we may elect to sell to the Selling Shareholder, in our sole discretion, from time to time, subject to the restrictions and satisfaction of the conditions in the Any Market Purchase Agreement, through sales under the Any Market Purchase Agreement. Even if we elect to sell to the Selling Shareholder all of the AMPA ADSs being registered for resale under this prospectus, depending on the market prices of our ADSs at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the USD $10 million Commitment Amount under the Any Market Purchase Agreement, which could materially adversely affect our liquidity.

If we desire to issue and sell to the Selling Shareholder under the Any Market Purchase Agreement more than the number of AMPA ADSs being registered for resale under this prospectus, and the beneficial ownership limitation and other limitations in the Any Market Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Shareholder of any such additional ADSs and the SEC would have to declare such registration statement or statements effective before we could sell additional ADSs.

Any issuance and sale by us under the Any Market Purchase Agreement of a substantial amount of ADSs in addition to the ADSs being registered for resale by the Selling Shareholder under this prospectus could cause additional substantial dilution to our shareholders. The number of our ADSs ultimately offered for sale by the Selling Shareholder is dependent upon the ADSs, if any, we ultimately sell to the Selling Shareholder under the Any Market Purchase Agreement.

The resale by the Selling Shareholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our ADSs to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Any Market Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Shareholder. If and when we do elect to sell ADSs to the Selling Shareholder pursuant to the Any Market Purchase Agreement, the Selling Shareholder may resell all, some or none of such ADSs at any time or from time to time in its discretion and at different prices. As a result, investors who purchase ADSs from the Selling Shareholder in this offering at different times will likely pay different prices for those ADSs, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the ADSs they purchase from the Selling Shareholder in this offering as a result of future sales made by us to the Selling Shareholder at prices lower than the prices such investors paid for their ADSs in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on the Selling Shareholder as a source of funding will depend on a number of factors, including the prevailing market price of our ADSs, our ability to meet the conditions necessary to sell Purchase Notice ADSs under the Any Market Purchase Agreement, the impacts of the ownership limitations set forth in the Any Market Purchase Agreement and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the Any Market Purchase Agreement, if any, we may seek other sources of funding. Even if we were to sell to the Selling Shareholder the total Commitment Amount under the Any Market Purchase Agreement, we may need additional capital to fully implement our business plan.

Sales and issuances of our ADSs or other securities might result in significant dilution and could cause the price of our ADSs to decline.

We are registering for resale an aggregate of 5,596,490 ADSs by the Selling Shareholder. Sales of substantial amounts of our ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of ADSs, and the market value of our other securities. We cannot predict if and when the Selling Shareholder may sell such ADSs in the public markets. Pursuant to the Any Market Purchase Agreement, we may issue and sell Purchase Notice Securities for an aggregate purchase price of up to USD $10 million to Alumni. The timing, frequency, and the price at which we issue the Purchase Notice Securities are subject to market prices and management’s decision to sell the ADSs, if at all.

In particular, as a result of the Any Market Purchase Agreement, Alumni is an “underwriter” as such term is defined in Section 2(a)(11) of Securities Act, and the Any Market Purchase Agreement contemplates that Alumni expects to resell the Offered ADSs we may issue and sell pursuant thereto. Upon effectiveness of this registration statement, Alumni may resell all, some or none of their ADSs beneficially owned by them from time to time in their discretion and at different prices, subject to the terms of the Any Market Purchase Agreement. Furthermore, we expect that, because there will be a large number of shares registered, Alumni will continue to offer such covered securities for a significant period of time, the precise duration of which cannot be predicted. As a result, investors may experience different levels of dilution (and in some cases substantial dilution) and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase as a result of future issuances by the Company, whether to Alumni or others at prices lower than the prices such investors paid for their shares. In addition, if we issue a substantial number of shares to such parties, or if investors expect that we will do so, the actual sales of shares or the mere existence of the Any Market Purchase Agreement may adversely affect the price of the ADSs or make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price, or at all.

To raise capital, we may sell ADSs, ordinary shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the Any Market Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ADSs, or securities convertible or exchangeable into ADSs, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares may dilute our shareholders.

Sales of a substantial number of ADSs in the public market or the perception that these sales might occur could depress the market price of our ADSs and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ADSs. In addition, the sale of substantial numbers of our ADSs could adversely impact their price.
Risks Related to the ADSs
Our failure to regain and maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of the ADSs.
The ADSs are currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum bid price requirement of $1.00 per ADS and a minimum shareholders’ equity of $2.5 million, or risk delisting, which would have a material adverse effect on our business.
On April 15, 2025, we received the Notification Letter from the Listing Qualifications Department of Nasdaq, notifying us that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(1). The Minimum Stockholders’ Equity Rule requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders' equity for continued listing. However, based on our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed on April 10, 2025, we reported a stockholders’ deficit of $4,683,000 and do not meet the alternatives of market value of listed securities or net income from continuing operations, and we are thus non-compliant with the Minimum Stockholders’ Equity Rule. We have submitted to Nasdaq a plan to regain compliance. However, there can be no assurance that our plan will be accepted or that we will be able to regain compliance with the Minimum Stockholders’ Equity Rule.
Previously, on March 11, 2024, we received a letter from Nasdaq indicating that for the thirty consecutive business days prior to March 11, 2024, the bid price for the ADSs had closed below the minimum $1.00 per ADS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until September 9, 2024, to regain compliance.
On August 20, 2024, we implemented a ratio change of the ADSs to the Company’s non-traded Ordinary Shares from the previous ratio of one (1) ADS representing four hundred (400) Ordinary Shares to a new ratio of one (1) ADS representing ten thousand (10,000) Ordinary Shares. For ADS holders, the ratio change had the same effect as a one-for-25 reverse ADS split. On September 3, 2024, we regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market.
However, we may fail to maintain long-term compliance with such minimum bid price requirement and there is no assurance we would be able to successfully implement another ratio change. Moreover, we previously implemented two ratio changes of the ADSs to the Company’s non-traded Ordinary Shares prior to receiving the letter from Nasdaq in March 2024. If we again fail to comply with such minimum bid price requirement, we may not be able to again implement a ratio change in compliance with applicable Nasdaq rules in the near term. In the event we are able to implement a ratio change, such ratio change could have the effect of causing us to not comply with other listing requirements of Nasdaq, such as the listing requirements related to publicly held shares.

Additionally, in the recent past, we did not meet the continued listing requirement for market value of publicly held shares (“MVPHS”), and only regained compliance with such requirement by transferring the listing of the ADSs to Nasdaq from the Nasdaq Global Market in November 2023. No assurance can be given that the price of the ADSs will not again be in violation of Nasdaq’s minimum bid price requirement or the MVPHS requirement in the future.
Our failure to meet these requirements may result in our securities being delisted from Nasdaq. A delisting could substantially decrease trading in the ADSs, adversely affect the market liquidity of the ADSs as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the ADSs may decline further and shareholders may lose some or all of their investment.
U.S. holders of ADSs may suffer adverse tax consequences if we were characterized as a passive foreign investment company.

Based on the current composition of our gross income and assets and on reasonable assumptions and projections no assurance can be given that we will not be treated as a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes for 2025. If we were characterized as a PFIC, U.S. holders of the ADSs  may suffer adverse tax consequences such as (i) having gains realized on the sale of the ADSs treated as ordinary income rather than capital gain, not qualifying for the preferential rate otherwise applicable to dividends received in respect of the ADSs by individuals who are U.S. holders, and (ii) having interest charges apply to certain distributions by us and upon certain sales of the ADSs.
Risks Related to Our Business
We face risks associated with the lawsuit we initiated against Kukbo. Even if we prevail in the lawsuit against Kukbo, we may need to enforce the judgment in South Korea if Kukbo does not promptly pay the judgment.
On September 2, 2022, we filed a lawsuit against Kukbo Co. Ltd. (“Kukbo”) in the Supreme Court of the State of New York, County of New York, Commercial Division, as a result of Kukbo’s default in delivering to us $5.0 million under the Subscription Agreement (as defined herein), in exchange for the ADSs we were to issue to Kukbo, and in delivering to us the further payment of $1.5 million due under the Exclusive License Agreement. Kukbo thereafter filed counterclaims alleging breach of contract, misrepresentation, and the breach of the duty of good faith and fair dealing. On December 2, 2024, we were awarded a judgment of approximately $6.5 million in principal and approximately $1.5 million in accrued interest as of the date of the judgment, which interest continues to accrue at a rate of 9% per annum, in a summary judgment by the Supreme Court of the State of New York. In addition, in accordance with the court's ruling that we are entitled to recover attorneys’ fees, we filed a motion seeking recovery of approximately $1.8 million in legal fees as of December 31, 2024. The court dismissed the entirety of Kukbo’s counterclaims in the case. Kukbo filed a notice of appeal and perfected its appeal on June 4, 2025.  We intend to file our response to Kukbo’s appeal on or before August 6, 2025.  The appeal is currently set for hearing in the Supreme Court of the State of New York, Appellate Division, First Judicial Department’s September 2025 term.
We are party to a contingency fee agreement with our legal counsel, Haynes and Boone, LLP, entered into on November 20, 2023, as amended on December 29, 2024. Under this agreement, such firm is entitled to a double-digit percentage of any gross recovery, if and only if the case ends in a final favorable outcome not subject to further appeal. If no collection is made within six months of such an outcome, we are required to pay such firm its standard hourly fees incurred since entering the agreement—approximately $1.1 million as of December 31, 2024—and must pay the full contingency amount if collection occurs later.
We intend to vigorously pursue the recovery of attorneys’ fees and the collection of the judgment. Due to the uncertainties of litigation, we can give no assurance that we will ultimately prevail on appeal or succeed in collecting any or all of the amounts awarded to us. If we do not prevail, we will not owe any legal fees under the contingency arrangement; however, if we prevail but are unable to collect in a timely manner, we still may be required to pay the legal fees described above even if we do not receive any recovery. In addition, we may have to pay associated damages and related expenses and legal fees if Kukbo receives a favorable appeal on the judgment (if an appeal is filed). The lawsuit against Kukbo may additionally divert management’s attention and resources in preparing for any continued litigation and defending our claim, result in disruptions to our business, and require us to pay legal fees, damages, or associated expenses, all of which could adversely affect our ability to conduct our business.

We conduct some of our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.
Because we are incorporated under the laws of the State of Israel and some of our operations are conducted in Israel, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.
In addition, Israel faces many threats from more distant neighbors, in particular, Iran. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations or results of operations and could make it more difficult for us to raise capital.
In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in the region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah. In addition, in April 2024 and October 2024, Iran (in concert with other regional actors) launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. Such attacks may continue due to continuing tensions in the region. In addition, the collapse of the Assad regime in Syria in December 2024 has led to increased instability in the region. Additionally, Yemeni rebel group, the Houthis, launched a series of attacks on global shipping routes in the Red Sea, causing disruptions of supply chain. On June 12, 2025, Israel conducted a series of air strikes in Iran targeting Iran’s nuclear program and leadership. In the following days, this conflict escalated. On June 21, 2025, U.S. President Donald Trump announced that the United States had conducted air strikes against three nuclear sites within Iran. Any or all of these situations may potentially escalate in the future to more violent events which may affect Israel and us.
Although we currently do not expect the ongoing conflict to affect our customers, manufacturing, research and development, supply chain, commercialization activities and current clinical studies, which are all located in and/or take place outside of Israel, there can be no assurances that further unforeseen events will not have a material adverse effect on us or our operations in the future.
The Israel Defense Force (the “IDF”), the national military of Israel, is a conscripted military service, subject to certain exceptions. Following the October 7, 2023 attacks, the IDF called up more than 350,000 of its reserve forces to serve. One member of management is currently subject to military service in the IDF and has been called to serve. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

Additionally, five members of our management team and eight of our non-management employees reside in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.
It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among others.
Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. The Israeli government is currently committed to cover the reinstatement value of direct damages that are caused by terrorist attacks or acts of war. However, there is no assurance that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business.
Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Such business restrictions and boycotts, particularly if they become more widespread, may materially and adversely impact our business.
Furthermore, prior to the attacks by Hamas and Iran, the Israeli government was pursuing extensive changes to Israel’s judicial system. This led to protests at various levels domestically, and investment banks and other investors have voiced concerns that the proposed changes may negatively impact the business environment in Israel. This may, in turn, could slow the flow of international investment and negatively affect our business, financial condition and prospects.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION
We report under International Financial Reporting Standards as issued by the International Accounting Standards Board and Interpretations. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “USD $,” “$” or “U.S.” refer to U.S. dollars, the lawful currency of the United States of America. Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than U.S. dollars are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

USE OF PROCEEDS

All of the ADSs offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its account. We will not receive any proceeds from the sale of the Offered ADSs by the Selling Shareholder. All net proceeds from the sale of the ADSs covered by this prospectus will go to the Selling Shareholder. We expect that the Selling Shareholder will sell its ADSs as described under “Plan of Distribution.”
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Offered ADSs by the Selling Shareholder. We will receive the exercise price of any Commitment Warrant or Prefunded Warrants exercised by the Selling Shareholder for cash. Any proceeds received by us from the exercise of the Commitment Warrant or Prefunded Warrants will be used for general corporate purposes.
DIVIDEND POLICY

We have never declared or paid cash dividends to our shareholders. Currently, we do not intend to pay cash dividends on our equity securities in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business. We currently intend to reinvest any future earnings, if any, in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, if any, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends, which shall be payable in respect of the ordinary shares underlying the ADSs, to the Depositary, as the registered holder of such ordinary shares, and the Depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. See the section entitled “Description of American Depositary Shares” in this prospectus.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of December 31, 2024:
•	on an actual basis;

•
on a pro forma basis to reflect (i) the issuance of 890,001 of the ADSs at a weighted average offering price of $3.85 per ADS for an aggregate of $3.3 million in net proceeds pursuant the Wainwright Sales Agreement and  (ii) the issuance of 85,778 ADSs to warrant holders that exercised their existing warrants for cash, on May 14, 2025, at an exercise price of $1.50 per ADS, reduced from a prior exercise price of $18.75 per ADS (together, the “Pro Forma Adjustments”); and

•
on a pro forma as adjusted basis, to give effect to (i) the issuance and sale of 5,263,157 ADSs representing  52,631,570,000 Ordinary Shares, as AMPA ADSs, at an assumed offering price of $1.90 per ADS, which is the last reported sales price of our ADSs on the Nasdaq on June 20, 2025, assuming the equity line of credit will be utilized by us and after deducting the estimated offering expenses by us and no issuance of any Prefunded Warrants, and (ii) the issuance of the Commitment Warrants and no exercise of the Commitment Warrants

The pro forma and pro forma as adjusted data included in the table below is unaudited. Investors should read this table in conjunction with our audited consolidated financial statements and related notes as of and for the year ended December 31, 2024 and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus, as well as “Use of Proceeds” in this prospectus.
The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the actual public offering price of our securities and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Use of Proceeds,” and our financial statements and the related notes thereto appearing elsewhere in this prospectus or incorporated by reference herein.

	As of December 31, 2024
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Total debt (1)	$22,726	$22,335	$22,335
Ordinary shares, par value NIS 0.01 per share	35,036	61,997	213,020
Additional paid-in capital	375,082	351,710	210,137
Warrants	—	—	492
Accumulated deficit	$(414,801)	$(414,551)	$(414,672)
Total shareholders’ equity	(4,683)	(844)	8,977
Total capitalization and indebtedness	$18,043	$21,491	$31,312

(1)
Includes $22.2 million reported as current liabilities, which mainly consist of allowance for deductions from revenue, accrued expenses, accounts payable and derivative financial instruments, and $0.5 million reported as non-current liabilities, which consist mainly of royalty obligations. The warrants granted in (i) the underwritten offering consummated in December 2022, (ii) the registered direct offering consummated in January 2024, and (iii) the registered direct offering consummated in April 2024 were classified as a financial liability due to a net settlement provision. Therefore, some of the proceeds of the issuances were classified as derivative financial instruments and increased the total debt accordingly.

As of December 31, 2024, prior to giving effect to this offering, we had outstanding (i) 26,190,400 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 2,619 ADSs at a weighted average exercise price of $6,329.96 per ADS), (ii) 5,606,626,800 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.003 per share (equivalent to 560,662 ADSs at a weighted average exercise price of $29.60 per ADS), and (iii) 37,766 outstanding RSUs, each RSU representing one ADS.
Unless otherwise stated, outstanding share information throughout this prospectus excludes such outstanding securities and assumes no exercise of the outstanding options or warrants or vesting or settlement of the outstanding RSUs, as applicable, described above.

SELLING SHAREHOLDER

This prospectus relates to resale from time to time by the selling shareholder identified in this prospectus (the “Selling Shareholder”), of up to 5,596,490 ADSs, each ADS representing ten thousand (10,000) Ordinary Shares, that may be issued by us to Alumni pursuant to the Any Market Purchase Agreement, establishing an equity line of credit. Such ADSs include (i) up to 5,263,157 AMPA ADSs that may be issued by the Company in connection with the Any Market Purchase Agreement, from time to time after the date of this prospectus, upon the terms and subject to the conditions in the Any Market Purchase Agreement,  which may include up to 5,263,157 ADSs (the “Prefunded Warrant ADSs”) issuable to the Selling Shareholder upon exercise of Prefunded Warrants to purchase Ordinary Shares represented by ADSs that may be issued in lieu of ADSs,  and (ii) up to 333,333 Commitment Warrant ADSs issuable to Alumni upon exercise of that certain unregistered Commitment Warrant issued to Alumni as consideration for Alumni’s execution, delivery, and performance of  the Any Market Purchase Agreement.  We are registering the ADSs pursuant to the provisions of the Any Market Purchase Agreement we entered into with the Selling Shareholder on June 20, 2025, in order to permit it to offer the shares for resale from time to time. Except for the transactions contemplated by the Any Market Purchase Agreement or as otherwise disclosed in this prospectus, the Selling Shareholder has not had any material relationship with us within the past three years.
The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the of ADSs by the Selling Shareholder. The percent of beneficial ownership for the Selling Shareholder is based on 2,295,345 ADSs outstanding as of June 24, 2025. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, each Selling Shareholder listed below has sole voting and investment power with respect to the shares of our ADSs. The second column lists the number of ADSs beneficially owned by the Selling Shareholder, based on its ownership of the ADSs as of June 24, 2025, subject to the beneficial ownership limitations on exercises or conversion, as applicable. The third column lists the ADSs being offered by this prospectus by the Selling Shareholder. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.
The Any Market Purchase Agreement also prohibits us from directing the Selling Shareholder to purchase any ADSs (i) if those ADSs, when aggregated with all other ADSs then held or beneficially owned by the Selling Shareholder and its affiliates, would result in the Selling Shareholder and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% of the number of ADSs outstanding immediately after the issuance of Purchase Notice Securities issuable pursuant to a Purchase Notice, or (ii) where the issuance of such ADSs, when aggregated with all other ADSs and Ordinary Shares then held or beneficially owned by the Selling Shareholder and its affiliates, would result in the Selling Shareholder and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% of the Company’s issued share capital or voting rights in it (unless and until the Company obtains the approval of its shareholders for the issuance of ADSs in excess of such amount), in either case subject to the option to issue Prefunded Warrants in lieu of AMPA ADSs with respect to the sales pursuant to the Initial Purchase Notice or any Regular Purchase Notice.
Information concerning the Selling Shareholder may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. No offer or sale under this prospectus may be made by a shareholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus if applicable to include additional Selling Shareholder upon provision of all required information to us and subject to the terms of any relevant agreement between us and the Selling Shareholder.
The Selling Shareholder is not obligated to sell any of the ADSs offered by this prospectus. Because the Selling Shareholder identified in the table below may sell some or all of the ADSs owned by it that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such securities, no estimate can be given as to the number of securities covered by this prospectus that will be held by the Selling Shareholder.
The Selling Shareholder may sell all, some or none of their ADSs in this offering. See “Plan of Distribution.”

	ADSs Beneficially Owned Prior to Offering			Number of ADSs Owned After the Offering
Selling Shareholder	Number (1)	Percent (2)	Maximum Number of ADSs to be Sold Pursuant to this Prospectus	Number	Percent (3)
Alumni Capital LP (4)	120,552	4.99%	5,596,490	0	0%

(1)
This number represents maximum amount of Commitment Warrant ADSs, issuable upon exercise of the Commitment Warrant issued to Alumni on June 20, 2025, under a 4.99% beneficial ownership limitation set forth in the terms of the Commitment Warrant. If there were no beneficial ownership limitation, the maximum amount of Commitment Warrant ADSs, issuable upon exercise of the Commitment Warrant would be 333,333.

(2)	The percent of beneficial ownership for the Selling Shareholder is based on 2,295,345 ADSs outstanding as of June 24, 2025.
(3)
Assumes that the Selling Shareholder (i) will sell all of the ADSs beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional ADSs. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. ADSs subject to Warrants currently exercisable, or exercisable within 60 days of June 24, 2025, as well as all ADSs registered herein, are counted as outstanding for computing the holdings of the selling shareholder holding such options or warrants.

(4)
Alumni Capital GP LLC is the general partner of Alumni Capital LP. Ashkan Mapar is the manager of Alumni Capital GP LLC, which is the general partner of Alumni Capital LP and, in that capacity, may be deemed to possess voting and dispositive power over securities owned by Alumni Capital LP; however, Ashkan Mapar disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address of the Selling Shareholder is 601 Brickell Key Drive, Suite 700, Miami, FL 33131.

Material Relationships with Selling Shareholder
Equity Line of Credit
On June 20, 2025, the Company entered into the Any Market Purchase Agreement with the Selling Shareholder establishing a USD $10 million equity line of credit. Pursuant to the Any Market Purchase Agreement, the Company has the right, but not the obligation, to issue, from time to time, at the Company’s discretion, to the Selling Shareholder, and the Selling Shareholder is obligated to purchase, ADSs for an aggregate purchase price of up to USD $10 million (the “Commitment Amount”) at the Company’s request any time during the period commencing on the date on which the Selling Shareholder receives the Commitment Warrant and ending on the earlier (i) the date on which the ADSs cease trading on an Eligible Market, (ii) the date on which the Investor shall have purchased Purchase Notice Securities for an aggregate purchase price equal to the Commitment Amount, or (iii) 5:00 p.m. Eastern Time on June 30, 2026.
In consideration for the Selling Shareholder’s execution and delivery of the Any Market Purchase Agreement, on June 20, 2025, we issued to the Selling Shareholder the Commitment Warrant valid for a term of five years, entitling the Selling Shareholder to purchase up to 333,333 Commitment Warrant ADSs at $3.00 per ADS, subject to adjustments therein. In addition, we agreed to pay $20,000 representing legal fees of Alumni, which shall be deducted from the proceeds of the sales made pursuant to the Any Market Purchase Agreement.

Specifically, the Initial Purchase Notice may be up to USD $1,000,000 at the purchase price equal to Initial Purchase Price. From and after the closing of the purchase and sale of the Purchase Notice Securities pursuant to the Initial Purchase Notice, we may, at our discretion, direct the Selling Shareholder to purchase (A) the number of ADSs having an aggregate purchase price equal to the lesser of $500,000 or sixty percent (60%) of the average daily trading volume of the ADSs on the Principal Market over the most recent five business days prior to the respective Purchase Notice Date, unless waived upon mutual discretion between us and the Selling Shareholder, up to an amount no greater than an aggregate purchase price equal to $3,000,000, at the Regular Purchase Price, or (B) the number of ADSs having an aggregate purchase price equal to the lesser of $500,000 or thirty percent (30%) of the trading volume of the ADSs on the Principal Market beginning at 4:00 a.m. New York time on the Purchase Notice Date and ending at the time on the Purchase Notice Date that the Purchase Notice has been received by email by Alumni at the Forward Purchase Price. Subject to the terms of the Any Market Purchase Agreement, we may deliver up to two Purchase Notices with the Forward Purchase Price on any given business day.
The Company cannot issue any AMPA ADSs to the Selling Shareholder until the date that the registration statement to which this prospectus relates is declared effective by the SEC and a final prospectus in connection therewith is filed and all of the other conditions set forth in the Any Market Purchase Agreement are satisfied.
The Any Market Purchase Agreement also prohibits us from directing the Selling Shareholder to purchase any ADSs (i) if those ADSs, when aggregated with all other ADSs then held or beneficially owned by the Selling Shareholder and its affiliates, would result in the Selling Shareholder and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% of the number of ADSs outstanding immediately after the issuance of Purchase Notice Securities issuable pursuant to a Purchase Notice, or (ii) where the issuance of such ADSs, when aggregated with all other ADSs and Ordinary Shares then held or beneficially owned by the Selling Shareholder and its affiliates, would result in the Selling Shareholder and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% of the Company’s issued share capital or voting rights in it (unless and until the Company obtains the approval of its shareholders for the issuance of ADSs in excess of such amount), in either case subject to the option to issue Prefunded Warrants in lieu of AMPA ADSs with respect to the sales pursuant to the Initial Purchase Notice or any Regular Purchase Notice.
The Any Market Purchase Agreement will automatically terminate on the earlier of (i) the date on which the ADSs cease trading on an Eligible Market, (ii) the date on which the Investor shall have purchased Purchase Notice Securities for an aggregate purchase price equal to the Commitment Amount, or (iii) 5:00 p.m. Eastern Time on June 30, 2026. The Any Market Purchase Agreement does not include any of the following: (i) limitations on the Company’s use of amounts it receives as the purchase price for the ADSs sold to the Selling Shareholder; (ii) financial or business covenants; (iii) restrictions on future financings; (iv) rights of first refusal; or (v) participation rights or penalties.
The Any Market Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the Any Market Purchase Agreement, the Company also agreed to file the registration statement to which this prospectus relates with the SEC, covering the resale of the ADSs issued or sold to the Selling Shareholder under the Any Market Purchase Agreement under the Securities Act. The Selling Shareholder has agreed that neither it nor any of its affiliates will engage in any short-selling or hedging of the ADSs during the term of the Any Market Purchase Agreement.
The description of the Any Market Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Any Market Purchase Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference. See “Recent Events—Equity Line of Credit.”

DESCRIPTION OF SHARE CAPITAL
At our extraordinary general meeting of the shareholders held on May 26, 2025, our shareholders approved the increase of our authorized share capital to NIS 1,600,000,000, divided into (i) 159,994,000,000 registered Ordinary Shares of NIS 0.01 par value each and (ii) 6,000,000 preferred shares of NIS 0.01 par value each.
As of June 24, 2025, there were  22,953,451,000 Ordinary Shares issued and outstanding and no preference shares issued and outstanding. All the Company’s issued and outstanding shares are fully paid. For a description of our Ordinary Shares and ADSs, see our Annual Report on Form 20-F for the year ended December 31, 2024, including Exhibit 2.3, Description of Share Capital, which is incorporated herein by reference.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
Each of the ADSs represents 10,000 Ordinary Shares. The ADSs trade on The Nasdaq Capital Market under the symbol “RDHL.”
The form of the Deposit Agreement for the ADSs and the form of American Depositary Receipt that represents an ADS have been incorporated by reference as exhibits to this prospectus.
Fees and Expenses
Persons depositing or withdrawing shares or American Depositary Shareholders must pay:	For:
$5.00 (or less) per 100 American Depositary Shares (or portion of 100 American Depositary Shares)	●	Issuance of American Depositary Shares, including issuances resulting from a distribution of shares or rights or other property
	●	Cancellation of American Depositary Shares for the purpose of withdrawal, including if the Deposit Agreement terminates
$0.05 (or less) per American Depositary Share	●	Any cash distribution to American Depositary Shareholders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of American Depositary Shares	●	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to American Depositary Shareholders
$0.05 (or less) per American Depositary Shares per calendar year	●	Depositary services
Registration or transfer fees	●	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the Depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)
	●	Converting foreign currency to U.S. dollars
Taxes and other governmental charges the Depositary or the custodian have to pay on any American Depositary Share or share underlying an American Depositary Share, for example, stock transfer taxes, stamp duty or withholding taxes
	●	As necessary
Any charges incurred by the Depositary or its agents for servicing the deposited securities	●	As necessary

The Depositary collects its fees for delivery and surrender of American Depositary Shares directly from investors depositing shares or surrendering American Depositary Shares for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of the distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Other material terms and provisions of the ADSs are described under the caption “Description of Share Capital” in this prospectus and are incorporated herein by reference.

EXPENSES OF THE OFFERING

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the registration of the Offered ADSs being registered hereby:

EXPENSES	AMOUNT
SEC registration fee	$1,714
Legal fees and expenses	110,000
Accounting fees and expenses	10,000
Miscellaneous	52,632
Total	$174,346

All amounts in the table are estimates except the SEC registration fee. The Company will pay all of the expenses of this offering.

PLAN OF DISTRIBUTION

On June 20, 2025, we entered into the Any Market Purchase Agreement with the Selling Shareholder. The Any Market Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Selling Shareholder is committed to purchase up to USD $10.0 million in ADSs. From time to time, and at our sole discretion, we may present the Selling Shareholder with purchase notices to purchase Purchase Notice Securities. The Purchase Notice Securities will be issued and sold to the Selling Shareholder at a per share price equal to, at the election of the Company as specified in the relevant Purchase Notice, subject to the applicable terms and limitations as set forth in the Any Market Purchase Agreement: (i) the Initial Purchase Price, (ii) the Regular Purchase Price or (ii) the Forward Purchase Price. The ADSs offered by this prospectus are being offered for resale by the Selling Shareholder.

It is possible that our shares may be sold from time to time by the Selling Shareholder in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	to a broker-dealer as principal and resale by the broker-dealer for its account;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	a combination of any such methods of sale.

In order to comply with the securities laws of certain states, if applicable, the ADSs may be sold through registered or licensed brokers or dealers. In addition, in certain states, the ADSs may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Brokers, dealers, underwriters or agents participating in any distribution of the ADSs may receive compensation in the form of commissions, discounts, or concessions from the seller and/or purchasers of the ADSs for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Alumni Capital can presently estimate the amount of compensation that any agent will receive.
Alumni Capital is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Alumni Capital has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of the ADSs that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on Nasdaq at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Alumni Capital has informed us that each such broker-dealer will receive commissions from Alumni Capital that will not exceed customary brokerage commissions.
We know of no existing arrangements between Alumni Capital and any of our other shareholders, broker, dealer, underwriter, or agent relating to the sale or distribution of the ADSs offered by this prospectus.
The Selling Shareholder has agreed that, during the term of the Any Market Purchase Agreement, neither the Selling Shareholder or its affiliates will engage in any short sales (as such term is defined in Section 242.200 of Regulation SHO of the U.S. Exchange Act)  or hedging transactions with respect to the ADS.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our ADSs covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering will be approximately $174,346 (excluding the Commitment Warrant). In consideration for the Selling Shareholder’s execution and delivery of the Any Market Purchase Agreement, on June 20, 2025, we issued to the Selling Shareholder the Commitment Warrant valid for a term of five years, entitling the Selling Shareholder to purchase up to 333,333 Commitment Warrant ADSs at $3.00 per ADS, subject to adjustments therein. In addition, we agreed to pay $20,000 representing legal fees of Alumni, which shall be deducted from the proceeds of the sales made pursuant to the Any Market Purchase Agreement. The resale by the Selling Shareholder of the Commitment Warrant ADSs is being registered in this registration statement.
Our ADSs are listed on Nasdaq under the symbol “RDHL.”

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or Alumni Capital that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.
EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) (which includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern as described in Note 1(a)(3) to the financial statements), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because many of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of the procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:
•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;
•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;
•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed RedHill Biopharma Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.
If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. Our website address is http://www.redhillbio.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file or furnish annual reports and reports of foreign private issuer and other information with the SEC. These filings and other submissions contain important information that does not appear in this prospectus. The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the description of the ADSs and our Ordinary Shares contained in Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 10, 2025;

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 10, 2025; and

●
our Reports of Foreign Private Issuer on Form 6-K furnished with the SEC on January 21, 2025, February 3, 2025, February 4, 2025, February 25, 2025, February 27, 2025, March 12, 2025, March 18, 2025, March 26, 2025, April 1, 2025, April 8, 2025, April 16, 2025, April 17, 2025, April 28, 2025, May 2, 2025, May 5, 2025, May 13, 2025, May 19, 2025, May 27, 2025, June 25, 2025 and July 1, 2025 (in each case only to the extent provided in such Form 6-K).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.
You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.
We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha’arba’a Street, Tel Aviv 6473921, Israel, Attn: Dror Ben-Asher, telephone number: +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Information contained in our website is included as an inactive textual reference only and is not part of this prospectus. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

 REDHILL BIOPHARMA LTD.
UP TO 5,596,490 AMERICAN DEPOSITARY SHARES REPRESENTING 55,964,900,000 ORDINARY SHARES

PROSPECTUS

July 2, 2025